EXHIBIT 99.1

VIKING SYSTEMS REPORTS FULL YEAR 2011 RESULTS

-Sales Increase 34%-

-Provides Business Update and Letter to Shareholders-

WESTBOROUGH, MA, February 29, 2012 - Viking Systems, Inc. (OTC BB:VKNG), a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery today announced results for the year ended December 31, 2011.

Jed Kennedy, President and CEO of Viking Systems said, “2011 was a record sales year for Viking Systems. We placed more of our new 3DHD Vision Systems during 2011 than any two years of combined placements for our previous generation 3D product. We believe the fact that this was done during a very challenging global financial climate is a testament to the potential we see developing for this technology.”

Financial Highlights for the Year

•	Sales increased 34% to $10.8 million in 2011 from $8.0 million in 2010, resulting primarily from increased sales of Viking’s 3DHD Vision Systems. The Company sold 55 of it 3DHD Vision Systems in 2011 compared with 14 during 2010.

•	Gross profit for the year increased 30% to $2.1 million compared with $1.6 million in 2010.

•	Operating expenses increased to $5.1 million from $4.0 million in 2010 due primarily to increased selling and marketing expense and the promotional costs related to the new 3DHD system.

•	The net loss for the year was $2.9 million or $0.04 per share, compared with a net loss of $2.4 million or $0.05 per share in 2010.

Business Update

From initial product release in December 2010 through December 31, 2011, the Company has shipped a cumulative total of 77 of its 3DHD systems. These shipments comprised 38 distributor demonstration systems, 32 customer systems, two “Center of Excellence” systems, and five company-owned market development systems to independent commissioned representatives.

The Company continues to work with surgeons to develop statistically valid evidence supporting the benefits of performing surgery with the Company’s 3DHD Vision System. Results presented at the Association of Laparoscopic Surgeons of Great Britain & Ireland this past November noted that both speed and accuracy of specific tasks improved significantly when performed in 3D compared with 2D regardless of the laparoscopic experience level of the surgeon.

Mr. Kennedy commented, “We are pleased with the progress being made as it relates to sales of 3DHD systems in markets outside the United States and expect continued growth in 2012. In the United States, our distributors have been quite busy demonstrating the system and supporting use of the product in surgical cases. However, we have not been satisfied with the rate at which potential orders, given surgeon support and successful use of the product, have moved through the purchasing cycle. In response, in certain US markets, we have implemented a technology access program that we believe can shorten the process and increase the rate of product placements in 2012.”

The Company reported that earlier this month it changed distribution partners for its 3DHD Vision System for the China market. The Company’s previous distribution partner recently reorganized and changed its strategic direction, emphasizing distribution of pharmaceutical products and moving away from medical devices. Viking Systems has entered into a new distribution agreement for the China market with a company formed by a former executive of the previous distributor. The new distributor is required to complete the product registration process initiated by the former distributor. Mr. Kennedy commented, “We remain very enthusiastic about the opportunities we see in the China market and are pleased we were able to maintain the same distribution management and network. While these events may have added an estimated six months to our approval process, our new distribution partner has substantial experience and knowledge of our product and the required registration process. We expect the process to be completed in 2012. The new distributor is also making substantial investment to successfully bring our product to market in China. This includes purchasing four 3DHD Vision Systems and establishing four training centers to accelerate the presales efforts in anticipation of completion of the product registration.”

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Letter to Shareholders

The following is a letter to shareholders from Jed Kennedy, President and CEO. This letter will be available on the Company’s website at www.vikingsystems.com.

Dear Shareholders,

2011 was an encouraging year for Viking Systems. We had high expectations and accomplished much. Our experiences in 2011 make it clear to all of us that the Viking 3DHD Vision System is the gold standard of visualization for laparoscopic surgery . It is no longer a matter of if, but rather when, the transition to 3DHD will take place. And while studies consistently show the benefits 3DHD visualization brings, including improvements in speed and efficiency of task performance, surgeons tell me that these studies are proving what they know instinctively: performing surgery in 3D is better than 2D.

While we did not achieve profitability in Q4 as planned, we believe our accomplishments have positioned us to grow our business, strengthen our leadership position in 3DHD visualization and ultimately maximize shareholder value.

The highlights of our accomplishments include:

•	Revenue grew 34% to $10.8 million despite the most difficult global economy in recent memory.

•	Sixty-two 3DHD systems were shipped in 2011, bringing the total shipped since launch to 77.

•	Distribution coverage has been established in most of the major markets in the US and Europe as well as Russia, South Korea, the Middle East, Latin America, Mexico and China.

•	Forty-four demonstration systems are now deployed worldwide. We believe that clinical demonstrations are a key step in the sale process.

•	Two key new members were added to our management team bringing impressive sales and marketing experience to the Company.

•	3 patents applications and 2 provisional patent applications were filed. We believe a strong patent portfolio is a key component of our competitive strategy.

•	Three companies developing surgical robotic systems have acquired our 3DHD Vision Systems and we have had initial discussions about possible development projects. 3DHD vision is critical to enabling advanced surgical systems and while we do not anticipate these projects will lead to significant revenues in the short term, these relationships are meaningful for future growth in our business. These types of relationships have the potential to create additional market opportunities without competing directly with our stand alone branded business, allowing us to effectively maximize our 3D expertise across multiple channels.

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Our experiences in 2011 have served to strengthen my belief that 3DHD vision is the next evolutionary step in advanced laparoscopic surgery. In 2012 we will continue to focus on strengthening our leadership position in 3DHD visualization for laparoscopic surgery and building shareholder value by focusing on the following:

•	Strengthening our distribution network to grow sales of our 3DHD Vision Systems by leveraging what we learned in 2011 and improving the training and tools our sales force needs to more successfully promote our products.

•	Actively supporting and promoting the documented validation of the clinical and economic benefits of 3DHD visualization in minimally invasive surgery.

•	Adding to our 3DHD product offering based on feedback from our existing customer base.

•	Continuing development work on our next generation 3D system.

•	Improving our leadership position in 3D vision for minimally invasive surgery by strengthening our patent portfolio.

•	Assessing and implementing the most cost effective financing options should we require additional capital.

Laparoscopic surgeons no longer have to rely on secondary visual cues to perform complex minimally invasive surgical procedures. They now have access to 3DHD visual acuity just like surgeons using robotic systems, with Viking Systems leading the way!

Thank you for your interest in Viking.

Sincerely,

Jed Kennedy

President & CEO

Viking Systems, Inc.

About Viking Systems, Inc.

Viking Systems, Inc. is a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery. It actively markets and sells the only stand alone, FDA cleared, cost-effective 3D system for use in minimally invasive laparoscopic surgery. Viking partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time. Viking, through its OEM products business, also designs and manufactures surgical vision systems and components for several leading medical instrument companies worldwide. For more information, please visit our website at www.vikingsystems.com.

This press release contains forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors as described in our annual report on Form 10-K under the heading "Risk Factors" as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, profitability, production and shipment of units, future financial results, and statements using words such as "estimate", "project", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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Condensed Balance Sheets

December 31, 2011 and 2010

Assets
	2011	2010
Current assets:
Cash and cash equivalents	$1,261,864	$950,285
Accounts receivable, net	1,184,064	1,008,042
Inventories	2,308,564	1,619,094
Prepaid expenses and other current assets	58,704	184,842
Total current assets	4,813,196	3,762,263

Property and equipment, net	627,128	365,302
Intangible assets, net	-	70,000
Total assets	$5,440,324	$4,197,565

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,131,694	$1,131,133
Accrued expenses	654,908	492,165
Deferred revenue	310,658	55,119
Total current liabilities	2,097,260	1,678,417

Noncurrent liabilities	579,444	579,444

Total stockholders' equity	2,763,620	1,939,704
Total liabilities and stockholders' equity	$5,440,324	$4,197,565

Statements of Operations

Years Ended December 31, 2011 and 2010

	2011	2010
Sales	$10,779,655	$8,041,048
Cost of sales	8,720,939	6,452,988

Gross profit	2,058,716	1,588,060

Operating expenses:
Selling and marketing	1,940,752	1,103,528
Research and development	1,418,930	1,398,067
General and administrative	1,697,739	1,525,498
Total operating expenses	5,057,421	4,027,093

Operating loss	(2,998,705)	(2,439,033)

Total other income	70,994	1,952

Net loss applicable to common shareholders	$(2,927,711)	$(2,437,081)

Net loss per common share - basic and diluted	$(0.04)	$(0.05)

Weighted average shares outstanding - basic and diluted	67,712,652	52,437,504

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Operating Loss Before Non-Cash Charges

Management assesses operational performance and improvement by measuring and reporting our operating loss before noncash charges. Management believes this non-GAAP metric is useful in understanding our ability to generate cash, before consideration of working capital or capital expenditure needs.

A reconciliation of net loss in accordance with generally accepted accounting principles, or GAAP, to the non-GAAP measure of operating loss before non-cash charges is as follows:

	Year Ended December 31
	2011	2010
Net loss, as reported	$(2,927,711)	$(2,437,081)
Adjustments:
Total other income	(70,994)	(1,952)
Operating loss, as reported	(2,998,705)	(2,439,033)
Non-cash stock based compensation expense	475,054	412,147
Depreciation and amortization	408,501	159,220
Operating loss before non-cash charges	$(2,115,150)	$(1,867,666)

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